SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) November 1, 1995

                            ADDINGTON RESOURCES, INC.

               (Exact Name of Registrant as Specified in Charter)





Delaware                   0-16498                           61-1125039
(State or Other            (Commission                       (IRS Employer
Jurisdiction of            File Number)                      Identification
Incorporation)                                               No.)


1500 North Big Run Road, Ashland Kentucky                    41102
(Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number,
      including area code         (606) 928-3433

Former Name or Former Address, if Changed Since
      Last Report:         Not Applicable

Item 2.      Acquisition or Disposition of Assets

      On November 2, 1995, Addington Resources, Inc. (the "Company") completed the previously announced sales of its coal mining, mining technology and citrus operations to Larry Addington, Bruce Addington and Robert Addington.

      The Company received $30,000,000 in cash, before certain working capital adjustments, for the Company's coal mining subsidiaries and its mining equipment, equipment manufacturing and licensing subsidiary. The Company retained $4,000,000 in cash payments received from BHP Australia Coal Pty., Ltd. under the Company's previously announced technology sale. The Company also retained the right to receive certain other cash payments (anticipated to be $3,000,000) from BHP. In addition, the Company is entitled to receive a royalty for coal delivered by Tennessee Mining, Inc., one of the subsidiaries sold, under its contract with the Tennessee Valley Authority, with a maximum royalty of $12,580,652.

      On November 2, the Company also completed the sale of its citrus operations to Larry and Bruce Addington in exchange for 1,000,000 shares of the Company's Common Stock held by them.

      Larry and Steve Addington are directors and, together with Robert and Bruce Addington, are significant stockholders of the Company.
Robert Addington was a director of the Company until August 4, 1995 and Bruce Addington was a director until the recent annual meeting of stockholders of the Company. In addition, until September 1995, Larry Addington was Chief Executive Officer of the Company. The terms of the sale transactions were determined by negotiation between Larry Addington and representatives of the Company unaffiliated with the Addingtons and were reviewed and approved by the Executive Committee of the Board of Directors, consisting of Howard P. Berkowitz, Harold Blumenstein and James Grosfeld. The Company has received an opinion from a leading investment banking firm that the terms of the sales to the Addingtons were fair, from a financial point of view, to the Company and its stockholders other than the Addingtons.

      In a separate transaction, the Company entered into a letter agreement, dated November 1, 1995 (the "Addwest Agreement"), providing for the sale to a private Canadian business group of all of the capital stock of Addwest Minerals, Inc. ("Addwest"), which conducts the Company's gold and industrial minerals operations. As consideration for the purchase, the buyer will pay $600,000 in cash and either repay or cause the release of the Company from liability in respect of $3,000,000 of Addwest's outstanding loan, aggregating $7,340,000 after principal payments made on October 31, to N.M. Rothschilds & Sons Limited (the "Rothschilds Loan"). The Company is required to repay the balance of the Rothschilds Loan on the earlier of the closing of the sale and December 29, 1995. Pursuant to the terms of the Addwest Agreement, Addwest is required to have current liabilities not exceeding $1,500,000, exclusive of certain other contractual obligations of approximately $500,000, with purchase price adjustments to the extent that current liabilities exceed or are less than that amount. The complete terms of the proposed sale are set forth in the Addwest Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. There can be no assurance that the sale will be consummated. Failure of the buyer to consummate the transaction will result in forfeiture of a $600,000 deposit with the Company. The transaction follows the termination by an earlier intended buyer of its proposal to purchase Addwest.

      Upon consummation of the sale of the gold operations, the Company will have completed the sale of all of its non-environmental operations, with the exception of its limestone operations. The Company announced in early August 1995 that is intended to focus solely on its environmental businesses.

      The Company intends to use the cash proceeds from the sale of its coal mining and mining equipment, equipment manufacturing and licensing subsidiaries to repay in full the outstanding bank debt of $26,000,000 at its environmental operations.

      The sales to the Addington family and the Addwest sale will result in an aggregate after-tax loss in the quarter ended September 30, 1995 of approximately $24,000,000.

Item 7.      Financial Statements, Pro Forma Financial Information and
Exhibits

      (a)    Financial statements of business acquired.
             Not applicable
      (b)    Pro Forma Financial Information
             To be filed by amendment
      (c)    Exhibits

             Exhibits 10.1 -- Letter agreement, dated November 1, 1995, relating to the sale of Addwest Minerals, Inc.

SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ADDINGTON RESOURCES, INC.


Dated:  November 7, 1995                       By:  /s/ R. Douglas Striebel
                                               R. Douglas Striebel
                                               Vice President and Chief
                                               Financial Officer